                                                      Exhibit 99

The following is supplementary information for Household International, Inc. (the "Company") regarding its accounting policy for interest rate contracts, financial instruments with off-balance sheet risk and concentrations of credit risk, and fair value of financial instruments.

INTEREST RATE CONTRACTS - The Company enters into a variety of interest rate contracts in the management of its interest rate exposure and in its trading activities. Interest rate swaps are the principal vehicle used in the management of interest rate risk, however, interest rate futures, options, caps and floors, and forward contracts also are utilized. The nature and composition of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. Interest rate swaps are designated to and effective as a synthetic alteration of specific assets or liabilities (or specific groups of assets or liabilities) and off-balance sheet items. The interest rate differential to be paid or received on these contracts is accrued and included in net interest margin in the statements of income. Interest rate futures, options, forwards, caps and floors used in hedging the Company's exposure to interest rate fluctuations are designated to and effective as hedges of balance sheet items. Anticipatory hedges are designated to and effective as hedges of identified transactions which are probable to occur. Realized and unrealized gains and losses from these contracts are deferred and amortized over the life of the hedged items as adjustments to net interest margin. Interest rate contracts that are not used in the Company's trading activities are not recorded at market value. Realized and unrealized gains and losses on interest rate contracts used in the Company's trading activities are carried at market value. Changes in market value are included in other income.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
CONCENTRATIONS OF CREDIT RISK

In connection with its asset/liability management program and in the normal course of business, the Company enters into various transactions involving off-balance sheet financial instruments. These instruments are used to reduce the Company's exposure to fluctuations in interest rates and foreign exchange rates, and to a lesser extent for proprietary trading purposes, or to meet the financing needs of its customers. The Company does not serve as a financial intermediary to make markets in any off-balance sheet financial instruments. These financial instruments, which include interest rate contracts, foreign exchange rate contracts, commitments to extend credit, financial guarantees and recourse obligations have varying degrees of credit risk and/or market risk.

CREDIT RISK

Credit risk is the possibility that a loss may occur because the counterparty to a transaction fails to perform according to the terms of the contract. The Company's exposure to credit loss under commitments to extend credit, financial guarantees and recourse obligations is represented by the contract amount. The Company's credit quality and collateral policies for commitments and guarantees are the same as those for receivables that are recorded on the balance sheet. The Company's exposure to credit loss related to interest rate swaps, cap and floor transactions, forward and futures contracts and options is the amount of uncollected interest or premium related to these instruments. These interest rate related instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. The Company controls the credit risk of its off-balance sheet financial instruments through established credit approvals, risk control limits and ongoing monitoring procedures. The Company has never experienced nonperformance by any counterparty.

MARKET RISK

Market risk is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. The Company mitigates this risk by establishing limits for positions and other controls and by entering into counterbalancing positions.

OFF-BALANCE SHEET INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

The following tables summarize the activity in off-balance sheet interest rate and foreign exchange contracts for the years ended December 31, 1993, 1992 and 1991:

                                                 YEAR ENDED DECEMBER 31, 1993
                                                 ----------------------------
                                                                   Matured
                                            Notional                    or                             Notional    Fair
                                              Amount        New    Expired Terminated   In-Substance     Amount   Value
In millions.                                    1992  Contracts  Contracts  Contracts  Maturities(1)       1993    1993
- -----------------------------------------------------------------------------------------------------------------------
HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased  $   170.0  $ 6,950.7  $(2,750.0) $  (475.0)     $(3,895.7)       0.0     0.0
Interest rate futures contracts-written         (5.0)  (4,405.7)       0.0      475.0        3,895.7  $   (40.0) $  0.1
Options-purchased                              100.0    3,019.2   (1,432.2)       0.0       (1,617.4)      69.6     0.0
Options-written                                (14.5)  (3,267.5)   1,605.8        0.0        1,606.2      (70.0)    0.0
                                           =========  =========  =========  =========      =========  =========  ======
HEDGING INSTRUMENTS - NON-EXCHANGE TRADED
Interest rate swaps                        $10,418.3  $ 8,866.5  $(3,384.5) $  (920.5)           0.0  $14,979.8  $299.8
Foreign exchange rate contracts - purchased    146.4    6,929.9     (956.4)    (944.2)     $(5,034.8)     140.9     0.0
Foreign exchange rate contracts - written     (540.0)  (7,098.6)     932.5      944.2        5,036.3     (725.6)    0.1
Interest rate forward contracts - purchased    227.2    4,968.2   (1,994.5)    (100.1)      (2,561.0)     539.8    (0.2)
Interest rate forward contracts - written     (557.9)  (3,997.1)     772.9      103.6        2,819.2     (859.3)   (0.9)
Other risk management instruments              435.3    1,203.1     (222.1)       0.0            0.0    1,416.3    49.3
                                           =========  =========  =========  =========      =========  =========  ======

                                             Notional               Notional       Fair
                                               Amount        Net      Amount      Value
                                                 1992     Change        1993       1993
- ---------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased  $  2,449.2  $(2,117.2) $    332.0     $ 45.1
Interest rate futures contracts-written      (2,847.0)   1,970.0      (877.0)     (45.8)
Options-purchased                             2,688.1    7,020.9     9,709.0        2.8
Options-written                             (10,605.6)  (5,840.5)  (16,446.1)      (2.0)
                                           ==========  =========  ==========     ======
TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                        $    100.0        0.0  $    100.0     $  0.6
Interest rate forward contracts - purchased     261.0  $  (250.5)       10.5        0.0
Interest rate forward contracts - written      (261.0)     203.2       (57.8)       0.0
Other risk management instruments               800.0     (300.0)      500.0        0.0
                                           ==========  =========  ==========     ======
/TABLE

                                                 YEAR ENDED DECEMBER 31, 1992
                                                 ----------------------------
                                                                   Matured
                                            Notional                    or                             Notional    Fair
                                              Amount        New    Expired Terminated   In-Substance     Amount   Value
In millions.                                    1991  Contracts  Contracts  Contracts  Maturities(1)       1992    1992
- -----------------------------------------------------------------------------------------------------------------------
HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased        0.0  $ 9,242.0  $(1,485.0)       0.0      $(7,587.0) $   170.0     0.0
Interest rate futures contracts-written     $   (5.0)  (8,623.0)   1,036.0        0.0        7,587.0       (5.0)   (0.2)
Options-purchased                               87.5    1,166.1     (129.5)       0.0       (1,024.1)     100.0    (0.3)
Options-written                                 (1.0)  (1,220.1)     182.5        0.0        1,024.1      (14.5)   (0.1)
                                           =========  =========  =========  =========      =========  =========  ======
HEDGING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $6,837.5  $ 7,925.7  $(3,315.3) $(1,029.6)           0.0  $10,418.3  $118.0
Foreign exchange rate contracts - purchased    417.2    6,294.8     (632.1)    (869.0)     $(5,064.5)     146.4     3.9
Foreign exchange rate contracts - written      (75.0)  (7,027.4)     628.9      869.0        5,064.5     (540.0)    0.4
Interest rate forward contracts - purchased    656.3    3,236.3   (1,262.6)    (310.5)      (2,092.3)     227.2    (1.7)
Interest rate forward contracts - written     (121.0)  (4,361.2)   1,832.0        0.0        2,092.3     (557.9)   (2.7)
Other risk management instruments              434.0      124.8     (123.4)      (0.1)           0.0      435.3     0.9
                                           =========  =========  =========  =========      =========  =========  ======

                                             Notional                Notional       Fair
                                               Amount        Net       Amount      Value
                                                 1991     Change         1992       1992
- ----------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased   $ 4,508.5  $(2,059.3)  $  2,449.2    $   0.9
Interest rate futures contracts-written      (3,303.0)     456.0     (2,847.0)      (0.9)
Options-purchased                               875.1    1,813.0      2,688.1        1.4
Options-written                              (5,895.2)  (4,710.4)   (10,605.6)      (5.9)
                                            =========  =========   ==========    =======
TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $   100.0        0.0   $    100.0    $  (0.3)
Interest rate forward contracts - purchased      21.0  $   240.0        261.0      232.7
Interest rate forward contracts - written         0.0     (261.0)      (261.0)    (232.9)
Other risk management instruments               505.3      294.7        800.0        0.0
                                            =========  =========   ==========    =======
/TABLE

                                                 YEAR ENDED DECEMBER 31, 1991
                                                 ----------------------------
                                                                   Matured
                                            Notional                    or                             Notional    Fair
                                              Amount        New    Expired Terminated   In-Substance     Amount   Value
In millions.                                    1990  Contracts  Contracts  Contracts  Maturities(1)       1991    1991
- -----------------------------------------------------------------------------------------------------------------------
HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased        0.0  $ 1,162.9        0.0        0.0      $(1,162.9)       0.0     0.0
Interest rate futures contracts-written          0.0   (1,169.9) $     2.0        0.0        1,162.9   $   (5.0)  $(0.1)
Options - purchased                         $  160.0      160.2     (184.0)       0.0          (48.7)      87.5     0.6
Options - written                                0.0     (143.7)      94.0        0.0           48.7       (1.0)   (0.1)
                                            ========  =========  =========    =======      =========   ========   =====
HEDGING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $2,754.7  $ 5,735.3  $  (859.3)   $(793.2)           0.0   $6,837.5   $89.3
Foreign exchange rate contracts - purchased    908.7    5,955.5      (46.6)    (500.0)     $(5,900.4)     417.2    (0.8)
Foreign exchange rate contracts - written     (368.0)  (5,840.5)       0.0      500.0        5,633.5      (75.0)    0.8
Interest rate forward contracts - purchased  1,625.1    1,822.0   (1,630.0)       0.0       (1,160.8)     656.3     1.4
Interest rate forward contracts - written     (493.8)  (2,283.6)   1,495.6        0.0        1,160.8     (121.0)   (0.8)
Other risk management instruments              452.2      331.5     (349.7)       0.0            0.0      434.0     7.0
                                            ========  =========  =========    =======      =========   ========   =====

                                             Notional                Notional       Fair
                                               Amount        Net       Amount      Value
                                                 1990     Change         1991       1991
- ----------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED

Interest rate futures contracts-purchased         0.0  $ 4,508.5    $ 4,508.5      $ 7.6
Interest rate futures contracts-written           0.0   (3,303.0)    (3,303.0)      (7.3)
Options-purchased                                 0.0      875.1        875.1        3.3
Options-written                                   0.0   (5,895.2)    (5,895.2)      (6.4)
                                              =======  =========    =========      =====
TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                           $ 475.0  $  (375.0)   $   100.0        0.0
Interest rate forward contracts - purchased       0.0       21.0         21.0      $21.8
Options - purchased                             100.0     (100.0)         0.0        0.0
Options - written                              (674.5)     674.5          0.0        0.0
Other risk management instruments                 0.0      505.3        505.3       (0.7)
                                              =======  =========    =========      =====
(1)  Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument, or (b) at the maturity of the underlying item being hedged.
/TABLE

Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The Company enters into interest rate swap transactions to either synthetically alter or hedge its exposure to interest rate risk. These transactions are specifically designated to a particular asset/liability, off-balance sheet item, or anticipated transaction of a similar characteristic. Specific assets or liabilities may consist of groups of individually small dollar homogenous assets or liabilities. Credit and market risk exist with respect to these instruments. The following table reflects the items so hedged or altered at December 31, 1993 (in millions).

     Investment securities, held to maturity       $   125.0
     Finance and Banking receivables
          First mortgages                               25.0
          Home equity                                  605.3
          Other secured                                 57.0
          Bankcard                                     983.8
          Merchant participation                     1,000.0
          Other unsecured                              312.7
                                                   ---------
          Total receivables owned                    2,983.8

     Other receivables                                 707.0
     Deposits                                          900.0
     Commercial paper, bank and
       other borrowings                                916.8
     Senior and subordinated debt                    5,665.4
     Receivables sold to investors and
       serviced with limited recourse                3,681.8
                                                   ---------
                                                   $14,979.8
                                                   =========
     Note: In all instances, the notional amount is less than the carrying value of the related asset/liability or off-balance sheet item.

To protect against a potential tightening of the Prime/LIBOR spread, the Company as of December 31, 1993 had $3.1 billion of basis swaps which effectively lock in funding costs. Approxi-mately 80 percent of these contracts mature in 1994 and 1995.
The remaining 20 percent mature in 1996 and 1997. These longer duration contracts lock in a fixed Prime/LIBOR spread that is higher than the historical level for a relatively wide band of interest rates. If interest rates rise beyond these bands, the locked-in spread would contract, with every one basis point increase in rates resulting in a one basis point reduction in the Prime/LIBOR spread protected.

The following table summarizes the maturities of interest rate swaps outstanding at December 31, 1993:

All dollar amounts are stated in millions.

                                                                                                      There-
                                              1994      1995      1996      1997    1998      1999     after      Total
                                          --------  --------  --------  --------  ------  --------  --------  ---------
Pay a fixed rate/receive a floating rate
  Notional value                          $  375.9  $  234.0  $  432.9            $ 33.9  $   25.0  $   20.0  $ 1,121.7
  Weighted average receive rate (1)           3.72%     4.21%     3.85%             4.81%     3.48%     3.44%      3.90%
  Weighted average pay rate                   8.46%     9.18%     5.80%            12.32%     8.46%     9.66%      7.72%

Pay a floating rate/receive a fixed rate
  Notional value                             862.2   2,247.3   1,995.1  $1,232.6   687.2   1,096.4   1,450.1    9,570.9
  Weighted average receive rate               6.32%     4.89%     5.88%     5.41%   4.80%     5.94%     5.99%      5.57%
  Weighted average pay rate (1)               3.27%     3.06%     3.13%     3.07%   3.24%     3.12%     3.14%      3.13%

Pay a floating rate/receive a different
floating rate
  Notional value                           2,682.0     521.9     614.7     568.6                                4,387.2
  Weighted average receive rate (1)           3.42%     3.50%     3.61%     5.14%                                  3.68%
  Weighted average pay rate (1)               3.35%     3.37%     3.40%     3.55%                                  3.38%
                                          --------  --------  --------  --------  ------  --------  --------  ---------
Total notional value                      $3,920.1  $3,003.2  $3,042.7  $1,801.2  $721.1  $1,121.4  $1,470.1  $15,079.8
                                          ========  ========  ========  ========  ======  ========  ========  =========
Total weighted average rates on swaps:
  Receive rate                                4.09%     4.60%     5.14%     5.32%   4.81%     5.88%     5.95%      4.90%
                                           ========  ========  ========  ========  ======  ========  ========  =========
  Pay rate                                    3.82%     3.59%     3.57%     3.22%   3.66%     3.24%     3.23%      3.54%
                                           ========  ========  ========  ========  ======  ========  ========  =========
(1)  Floating rates to be paid or received by the Company are based on spot rates for the index contained in each swap contract, which generally are based on LIBOR.

Forwards and futures are contracts for delivery at a future date in which the buyer agrees to take delivery of a specified instrument or cash at a specified price. The Company has both interest rate and foreign exchange rate forward contracts and interest rate futures contracts. Foreign exchange contracts are utilized by the Company to reduce exposure in its foreign operations to fluctuations in exchange rates. Interest rate forward and futures contracts are used to mitigate basis risk which arises due to the difference in movement of market rate indices (prime and LIBOR) on which a large portion of the Company's assets and liabilities are priced. Interest rate forward and interest rate futures contracts are also used in the Company's proprietary trading activities.
For futures, the Company's exposure to credit risk is limited as these contracts are traded on organized exchanges and are settled on a daily basis with the exchanges. In contrast, forward contracts have credit risk relating to the performance of the counterparty. These instruments also are subject to market risk.

Options grant the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period. The Company primarily uses options, both written and purchased, for its proprietary trading activities. Gains and losses from the Company's trading activities were immaterial to the financial results of the Company for the years ended December 31, 1993, 1992 and 1991. For written options, the Company is exposed to market risk but generally not credit risk. The credit risk and market risk associated with purchased options is limited to the premium paid which is recorded on the balance sheet.

Other risk management instruments consist of caps and floors and foreign currency swaps. Caps and floors written expose the Company to market risk but not to credit risk. Credit and market risk associated with caps and floors purchased is limited to the premium paid which is recorded on the balance sheet.

Deferred gains of $10.2 and $15.4 million and deferred losses of $22.5 and $16.4 million were recorded on the balance sheet from interest rate risk management instruments at December 31, 1993 and 1992, respectively. The weighted average amortization period associated with the deferred gains was 3.8 years at both December 31, 1993 and 1992. The weighted average amortization periods for the deferred losses were 4.0 and 2.2 years at December 31, 1993 and 1992, respectively.

Interest margin was increased by $207.0, $110.8 and $36.1 million in 1993, 1992 and 1991, respectively, through the use of off-balance sheet interest rate risk management instruments.

At December 31, 1993 the accrued interest, unamortized premium and other assets recorded for agreements which would be written off should all related counterparties fail to meet the terms of their contracts was $78.3 million.

COMMITMENTS AND GUARANTEES

The Company enters into various commitments and guarantees to meet the financing needs of its customers. However, the Company expects a substantial portion of these agreements to expire unexercised.

The Company's significant commitments and guarantees consisted of the following:

In millions.
At December 31                                 1993         1992
- --------------                            ---------    ---------
Bank and private-label credit cards       $43,164.0    $29,151.0
Other consumer lines of credit              2,771.8      2,586.1
Other loan commitments and guarantees       3,121.1      2,142.3

Commitments to extend credit to consumers represent the unused credit limits on bank and private-label credit cards and on other lines of credit. Commitments on bank and private-label credit cards are cancelable at any time. The Company does not require collateral to secure credit card agreements. Other consumer lines of credit include home equity lines of credit, which are secured by residential real estate, and other unsecured lines of credit. Commitments on these lines of credit generally are cancelable by the Company when a determination is made that a borrower may not be able to meet the terms of the credit agreement.

Other loan commitments include commitments to originate and purchase mortgage loans, commitments to fund commercial loans and letters of credit and guarantees for the payment of principal and interest on municipal industrial development bonds.

Commitments to orginate or purchase approved consumer mortgages and commitments to purchase mortgage-backed securities totaled approximately $1.7 and $1.3 billion at December 31, 1993 and 1992, respectively. The company also had commitments to sell loans and mortgage-backed securities of approximately $1.0 and $.5 billion at December 31, 1993 and 1992, respectively.

Commercial loan commitments, primarily related to the Liquidating Commercial Lines segment, including working capital lines and letters of credit, totaled $153 and $169 million at December 31, 1993 and 1992, respectively. These commitments are collateralized to varying extents by inventory, receivables, property and equipment and other assets of the borrowers. These commitments were entered into prior to the Company's decision to exit these product lines.

The Company has issued guarantees of $146 million at both December 31, 1993 and 1992 for the payment of principal and interest on municipal industrial development bonds. The guarantees expire from 1994 through 1997. The Company has security interests in underlying properties for these guarantees, with an average collateral value of 112 and 111 percent of the guarantees at December 31, 1993 and 1992, respectively.

OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Certain receivables securitized and serviced with limited recourse include floating interest rate provisions whereby the underlying receivables pay a fixed (floating) rate and the pass-through rate to the investor is floating (fixed). Further, in other transactions the underlying receivables reprice based on one index while the pass-through rate reprices on another index. The Company manages its exposure to interest rate risk on these financial instruments primarily through the use of interest rate swaps. See
Note 3, "Finance and Banking Receivables" of the Company's Annual Financial Statements (page 62 of the 1993 Annual Report to Shareholders) for additional information on securitizations and sales of receivables.

CONCENTRATIONS OF CREDIT RISK

A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

Because the Company primarily lends to consumers, it does not have receivables from any industry group that equal or exceed 10 percent of total managed receivables at December 31, 1993 and 1992. The Company lends nationwide; the following geographic areas comprised more than 10 percent of total managed domestic receivables at December 31, 1993: California - 22 percent, Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI) - 25 percent, Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV) - 16 percent, Northeast (CT, ME, MA, NH, NY, RI, VT) - 13 percent and Southeast (AL, FL, GA, KY, MS, NC, SC, TN) - 13 percent.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS No. 107"). The estimates were made as of December 31, 1993 and 1992 based on relevant market information. Financial instruments include cash, receivables, investments, liquidating commercial assets, debt, certain insurance reserves and off-balance sheet financial instruments. Accordingly, a number of other assets recorded on the balance sheet (such as core deposit intangibles and acquired credit card relationships) and other intangible assets not recorded on the balance sheet (such as the value of consumer lending relationships for originated receivables and the franchise values of the Company's business units) are not required to be valued for purposes of this disclosure. The Company believes there is substantial value associated with these assets based on current market conditions and historical experience. The Company has estimated the value of its core deposits as discussed more fully below.

Approximately 25 percent in 1993 and 30 percent in 1992 of the fair value of financial instruments disclosed were determined using quoted market prices. Because no actively traded market exists, however, for a significant portion of the Company's financial instruments, fair values for items lacking a quoted market price were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management's assessments regarding ultimate collectability of assets and related interest and with estimates of product lives and repricing characteristics used in the Company's asset/liability management process. All assumptions are based on historical experience adjusted for future expectations. Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental and changes in these assumptions could significantly affect fair value calculations.

The following is a summary of the carrying value and estimated fair value of the Company's financial instruments:

                                                                   1993                                     1992
                                  -------------------------------------    -------------------------------------
                                               Estimated                                Estimated
In millions.                       Carrying         Fair                    Carrying         Fair
At December 31                        Value        Value     Difference        Value        Value     Difference
- --------------                     --------     --------     ----------     --------     --------     ----------
Cash                               $    317     $    317              -     $    256     $    256              -
Investment securities                 8,795        9,046          $ 251        7,390        7,633          $ 243
Finance and banking receivables      19,563       20,202            639       18,960       19,302            342
Liquidating commercial assets         1,556        1,441           (115)       1,851        1,677           (174)
                                   --------     --------          -----     --------     --------          -----
Subtotal                             30,231       31,006            775       28,457       28,868            411
                                   --------     --------          -----     --------     --------          -----
Deposits                             (7,516)      (7,638)          (122)      (8,030)      (8,161)          (131)
Commercial paper, bank and other
  borrowings                         (5,642)      (5,642)             -       (5,253)      (5,253)             -
Senior and senior subordinated debt  (9,114)      (9,574)          (460)      (9,014)      (9,333)          (319)
Insurance reserves                   (6,064)      (6,434)          (370)      (5,326)      (5,526)          (200)
                                   --------     --------          -----     --------     --------          -----
Subtotal                            (28,336)     (29,288)          (952)     (27,623)     (28,273)          (650)
                                   --------     --------          -----     --------     --------          -----
Interest rate and foreign
  exchange contracts                     78          349            271           43          148            105
Commitments to extend credit
  and guarantees                          -           36             36            -           20             20
                                   --------     --------          -----     --------     --------          -----
Subtotal                                 78          385            307           43          168            125
                                   --------     --------          -----     --------     --------          -----
Total                              $  1,973     $  2,103          $ 130     $    877     $    763          $(114)
                                   ========     ========          =====     ========     ========          =====

The estimated fair value in excess of carrying value of the Company's financial instruments was $130 million at December 31, 1993, an increase of $244 million from year-end 1992. The relationship between the decline in the overall interest rate environment from December 31, 1992 to December 31, 1993 and the repricing characteristics of the Company's assets and liabilities was the most significant factor in causing increases in the excess of fair value over carrying value (the "Difference"). The adoption of FAS No. 115 on December 31, 1993 reduced the Difference associated with investment securities as available-for-sale investment securities are now carried at estimated fair value. Excluding the impact of FAS No. 115, the Difference for investment securities at December 31, 1993 would have been approximately $403 million. The excess of carrying value over estimated fair value of liquidating commercial assets declined in 1993, as discussed more fully below.

Recently adopted generally accepted accounting principles (FAS No.
115) require recognition of the difference between fair market and carrying values of certain debt and equity securities. As previously disclosed, the differential increased shareholders' equity by $40.5 million after partially offsetting adjustments for the impact of income taxes and deferred insurance policy acquisition costs. The Company believes it is not meaningful to evaluate the difference between fair market and carrying values for assets without evaluating similar differences for all liabilities and off-balance sheet financial instruments utilized in the Company's asset/liability management process. As market interest rates change, application of this new accounting principle will result in volatility of the reported capital base that is inconsistent with economic value. The analysis presented above presents a more complete view of the differences between fair market and carrying values of both assets and liabilities.
Although the disclosed pretax excess of fair value over carrying value of $130 million covers a substantial portion of the elements of the Company's financial position, it excludes the substantial value associated with core deposit and other intangible values described earlier. Core deposits provide stable, low cost funding compared to alternative sources of funds. The estimated value associated with the Company's core deposits at December 31, 1993 was $156 million. In addition, the disclosures presented previously exclude fair market valuation of certain insurance reserves and leases as prescribed by generally accepted accounting principles. Both the analysis of the fair value information presented previously, as well as the adjustments required by FAS No. 115, therefore have inherent limitations.

The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

Cash: The carrying value approximates fair value for this instrument due to its liquid nature.

Investment securities: Quoted market prices were used to determine fair value for investment securities.

Finance and banking receivables: Quoted market prices were used to determine fair value for domestic first mortgages. The fair value of adjustable rate consumer receivables was determined to approximate existing carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates approximating those offered by the Company on such products at the respective valuation dates. This approach to estimating fair value for fixed rate consumer receivables results in a disclosed fair value that is less than amounts the Company believes could be currently realizable on a sale of these receivables. These receivables are relatively insensitive to changes in overall market interest rates and therefore have additional value compared to alternative uses of funds in a low interest rate environment.

The fair value of consumer receivables included an estimate, on a present value basis, of future excess servicing cash flows associated with securitizations and sales of certain home equity, bankcard and merchant participation receivables.

Liquidating Commercial Assets: The fair value of liquidating commercial assets was determined by discounting estimated future cash flows at an estimated market interest rate. The assumptions used in the estimate were consistent with the Company's intention to manage this portfolio of assets separately from the Core Business and to dispose of the assets in the normal course of business. The estimated fair value for liquidating commercial assets was below carrying value due to increases in current market discount rates, adjusted for changes in overall market rates, from rates in effect when assets were originated. This change in discount rates impacts all assets regardless of whether any uncertainty exists over collectability of future principal and interest payments. The Company believes the relative increase in current market discount rates is due to economic conditions and market perceptions towards the types of commercial assets which the Company decided to discontinue in 1991. While these market perceptions improved slightly during 1993, they still remain unfavorable, which has resulted in illiquid and sluggish markets for these assets. Because of these current market conditions, the Company currently intends to collect or otherwise dispose of its liquidating commercial assets over several years. The decrease in the difference between estimated fair value and carrying value in 1993 compared to 1992 reflects the belief that current market conditions, while depressed, have improved and will continue to improve over the next several years. Accordingly, the Company does not believe that the differential between estimated fair and carrying values for liquidating commercial assets represents a permanent impairment of value.

Deposits: The fair value of the Company's savings and demand accounts equaled the carrying amount as stipulated in FAS No. 107. The fair value of fixed rate time certificates was estimated by discounting future expected cash flows at interest rates offered by the Company on such products at the respective valuation dates.

Commercial paper, bank and other borrowings: The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Senior and senior subordinated debt: Quoted market prices where available were used to determine fair value. For those instruments for which quoted market prices were not available, the estimated fair value was computed by discounting future expected cash flows at interest rates offered for similar types of debt instruments.

Insurance reserves: The fair value of insurance reserves for periodic payment annuities and guaranteed investment contracts was estimated by discounting future expected cash flows at interest rates offered by the Company on such products at December 31, 1993 and 1992. The fair value of other insurance reserves is not required to be determined in accordance with FAS No. 107. The Company believes the fair value of such reserves approximates existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Interest rate and foreign exchange contracts: Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined through the use of accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). See Note 8, "Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk" of the Company's Annual Financial Statements (page 66 of the 1993 Annual Report to Shareholders) for a discussion of the nature of these items.

Commitments to extend credit and guarantees: These commitments were valued by considering the Company's relationship with the counterparty, the creditworthiness of the counterparty and the difference between committed and current interest rates.